UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Model N, Inc.

(Name of Issuer)

Common Stock, par value $0.00015 per share

(Title of Class of Securities)

607525102

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

Page 1 of 12 Pages

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 607525102	Page 2 of 11 Pages
1	NAMES OF REPORTING PERSONS
Joshua Schwartz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
56,093

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
56,093

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,093

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less Than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G/A
CUSIP No. 607525102	Page 3 of 11 Pages
1	NAMES OF REPORTING PERSONS
JL Nominees Pty Ltd in its capacity as trustee for Justin Liberman Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
State of Victoria, Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
396,652

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
396,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,652

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G/A
CUSIP No. 607525102	Page 4 of 11 Pages
1	NAMES OF REPORTING PERSONS
Justin Liberman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
396,652

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
396,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,652

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G/A
CUSIP No. 607525102	Page 5 of 11 Pages
1	NAMES OF REPORTING PERSONS
LL Nominees Pty Ltd in its capacity as trustee for Laini Liberman Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
State of Victoria, Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
571,021

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
571,021

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
571,021

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G/A
CUSIP No. 607525102	Page 6 of 11 Pages
1	NAMES OF REPORTING PERSONS
Laini Liberman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
571,021

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
571,021

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
571,021

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G/A
CUSIP No. 607525102	Page 7 of 11 Pages
1	NAMES OF REPORTING PERSONS
NL Nominees Pty Ltd in its capacity as trustee for Nic Liberman Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
State of Victoria, Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,090,108

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,090,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,090,108

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G/A
CUSIP No. 607525102	Page 8 of 11 Pages
1	NAMES OF REPORTING PERSONS
Nic Liberman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,090,108

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,090,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,090,108

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G/A
CUSIP No. 607525102	Page 9 of 11 Pages
Item 1(a).	Name of Issuer:
Model N, Inc. (“Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:
777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404

Item 2(a).	Name of Persons Filing:
This statement is filed by (collectively, the “Reporting Persons”):
(i)	Joshua Schwartz, a United States citizen; Justin Liberman, an Australia citizen; Laini Liberman, an Australia citizen; and Nic Liberman, an Australia citizen

(ii)
JL Nominees Pty Ltd in its capacity as trustee for Justin Liberman Family Trust, a State of Victoria, Australia proprietary company (“JL Nominees”); LL Nominees Pty Ltd in its capacity as trustee for Laini Liberman Family Trust, a State of Victoria, Australia proprietary company (“LL Nominees”); NL Nominees Pty Ltd in its capacity as trustee for Nic Liberman Family Trust, a State of Victoria, Australia proprietary company (“NL Nominees,” and together with JL Nominees and LL Nominees, the “Nominees”).

Item 2(b).	Address of Principal Business Office or, if None, Residence:
120 W. 45th Street, Suite 3600
New York, NY  10036

Item 2(c).	Citizenship:
See Item 2(a)

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.00015 per share (the “Common Stock”)

Item 2(e).	CUSIP Number
607525102

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable

Schedule 13G/A
CUSIP No. 607525102	Page 10 of 11 Pages
Item 4.	Ownership
(a)-(c) As of January 7, 2021, the aggregate number of shares of Common Stock and percentage of the outstanding Common Stock of the Issuer beneficially owned by each of the Reporting Persons is as follows:

Reporting Person	Number of Shares Beneficially Owned	Number of Shares: Sole Power to Vote or Direct the Vote/Sole Power to Dispose or Direct the Disposition	Number of Shares: Shared Power to Vote or Direct the Vote/ Shared Power to Dispose or Direct the Disposition	Percentage of Class*

Joshua Schwartz (1)	56,093	56,093	0	**
JLNominees (1)	396,652	0	396,652	1.14%
Justin Liberman (1)	396,652	0	396,652	1.14%
LL Nominees (1)	571,021	0	571,021	1.64%
Laini Liberman (1)	571,021	0	571,021	1.64%
NL Nominees (1)	1,090,108	0	1,090,108	3.13%
Nic Liberman (1)	1,090,108	0	1,090,108	3.13%
Group Total	2,113,874			6.07%

*Based on 34,821,279 shares of Common Stock outstanding as of November 6, 2020, as disclosed in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2020.

**Less than one percent.

(1) Each of the Reporting Persons disclaims beneficial ownership of the securities beneficially held by the other Reporting Persons except to the extent of such Reporting Person’s pecuniary interest therein, if any.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
See Item 2 and Note (1) in Item 4.

Item 8.	Identification and Classification of Members of the Group.
See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications:
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Schedule 13G/A
CUSIP No. 607525102	Page 11 of 11 Pages
SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: January 7, 2021

	/s/ Joshua Schwartz		/s/ Justin Liberman
	Joshua Schwartz		Justin Liberman

	/s/ Laini Liberman		/s/ Nic Liberman
	Laini Liberman		Nic Liberman

JL Nominees Pty Ltd in its capacity as trustee for Justin Liberman Family Trust		LL Nominees Pty Ltd in its capacity as trustee for Laini Liberman Family Trust

By:	/s/ Justin Liberman	By:	/s/ Laini Liberman
	Name: Justin Liberman		Name: Laini Liberman
	Title: Director		Title: Director

NL Nominees Pty Ltd in its capacity as trustee for Nic Liberman Family Trust

By:	/s/ Nic Liberman
Name: Nic Liberman
Title: Director